UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2025

RSE INNOVATION, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1119258
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

433 BROADWAY, STE 215, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

Series #URL1 membership interests; Series #URL2 membership interests; Series #MANTLE319 membership interests; Series #URL5 membership interests; Series #STEGO membership interests; Series #1787 membership interests; Series #KARUIZAWA22 member interests; Series #KARUIZAWA23 member interests; Series #16LEBRON member interests; Series #BARO member interests

(Securities issued pursuant to Regulation A)

TABLE OF CONTENTS

RSE INNOVATION, LLC

SECTIONPAGE

MASTER SERIES TABLE5

ITEM 1. DESCRIPTION OF BUSINESS9

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS16

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES28

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS34

ITEM 5. RELATED PARTY TRANSACTIONS36

ITEM 6. OTHER SIGNIFICANT INFORMATION38

ITEM 7.  FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2024 AND 2023F-1

EXHIBIT INDEXIII-1

In this Annual Report on Form 1-K (the “Form 1-K”), references to “we,” “us,” “our,” “RSE Innovation,” or the “Company” mean RSE Innovation, LLC, a Delaware series limited liability company formed on May 20, 2020. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-K concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

3

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-K and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-K are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-K, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 4 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on January 23, 2025 (“Offering Statement 2”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-K or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-K. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-K may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, and trade names or products in this Form 1-K is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-K may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is managed by RSE Innovation Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on May 20, 2020, which is owned by Rally Holdings LLC (“Rally Holdings”), a Delaware limited liability company that serves as the asset manager for certain Underlying Assets comprising the collection of Innovation Assets (as defined below) owned by the Company and each series. The Company’s core business is the identification, acquisition, marketing and management of certain assets anticipated to generate revenue streams, including digital assets and noteworthy real estate assets, and of collectible items, including historical documents, memorabilia, alcohol and archaeological artifacts, collectively referred to as “Innovation Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Certain Series have engaged DomainX, LLC, a Wyoming limited liability company (“DomainX”), as the Asset Manager for the Underlying Assets owned by such Series, as noted in the Master Series Table below. Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (3)
#URL2 (6)	1/10/2022	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	DIRECTIONS.COM	Closed	1/10/2022	2/3/2022	$10.00	14,000	$140,000 (4)	$11,200
#URL1 (6)	2/22/2022	(Post-Qualification Amendment No. 1 to Offering Statement 1)	HOTSPOT.COM	Closed	2/22/2022	3/23/2022	$10.00	19,500	$195,000 (4)	$14,963
#MANTLE319 (5)	9/29/2023	(Post-Qualification Amendment No. 5 to Offering Statement 1)	Mickey Mantle’s Childhood Home	Closed	9/29/2023	11/13/2023	$7.00	47,000	$329,000 (4)	$90,743

#URL5 (6)	3/7/2024	(Post-Qualification Amendment No. 9 to Offering Statement 1)	MJ.COM Domain	Closed	3/9/2024	5/21/2024	$20.00	47,500	$950,000 (4)	$36,575
#STEGO (5) (7)	12/20/2024	(Post-Qualification Amendment No. 15 to Offering Statement 1)	A nearly complete Stegosaurus stenops skeleton, currently being excavated from the Morrison Formation of Wyoming in 2023 - 2025	Closed	12/20/2024	1/28/2025	$68.75	200,000	$13,750,000 (4)	$45,000
#1787	2/5/2025	(Post-Qualification Amendment No. 1 to Offering Statement 2)	1787 Constitution: The Pennsylvania Packet No. 2690, The First Public Printing of The United States Constitution, Published by Dunlap & Claypoole	Closed	2/5/2025	3/26/2025	$49.75	20,000	$995,000 (4)	$29,475
#KARUIZAWA22	3/24/2025	(Post-Qualification Amendment No. 2 to Offering Statement 2)	2x 2022 Vintage Karuizawa Whisky Casks (2/20, 2/5 in private hands)	Closed	3/24/2025	4/25/2025	$30.50	10,000	$305,000 (4)	$60,450
#KARUIZAWA23	3/24/2025	(Post-Qualification Amendment No. 2 to Offering Statement 2)	3x 2023 Vintage Karuizawa Casks (3/250, 3/80 in private hands)	Closed	3/24/2025	4/25/2025	$31.50	10,000	$315,000 (4)	$70,350
#16LEBRON	7/17/2025	(Post-Qualification Amendment No. 3 to Offering Statement 2)	Game-Worn LeBron James 2016 NBA Finals Game 1 Cleveland Cavaliers Jersey	Closed	7/17/2025	9/5/2025	$20.00	55,000	$1,100,000 (4)	$135,000
#BARO (5) (7)	8/20/2025	(Post-Qualification Amendment No. 4 to Offering Statement 2)	BCQ20 Barosaurus Skeleton	Closed	8/20/2025	11/26/2025	$62.50	200,000	$12,500,000 (4)	$55,000
#URL6 (6)	3/7/2024	(Post-Qualification Amendment No. 9 to Offering Statement 1)	BODEGA.COM Domain	Open	3/9/2024		$10.00	13,200 /16,500	$132,000 /$165,000	$11,850

#RAMSHEAD	3/24/2025	(Post-Qualification Amendment No. 2 to Offering Statement 2)	Macallan Whisky Collection: 96 rare bottles including cases	Open	3/24/2025		$36.50	8,000 / 10,000	$292,000 / $365,000	$9,350
TOTAL:	-	-	-	-	-	-	-	-	$29,495,000 (9)	-

Note: Gray shading represents Series for which no Closing of an Offering has occurred.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)For Offerings that are Open or Upcoming, amounts represent the maximum Sourcing Fee payable to the Manager for identifying and managing the acquisition of the Underlying Assets.  For Offerings that have closed, amounts represent the actual Sourcing Fee payable to the Manager, which may be less than the maximum Sourcing Fee.

(4)Represents the actual gross proceeds for closed Offerings.

(5)Represents a Series whose Interests we do not intend to allow to trade on the PPEX ATS.  Therefore, there will be no liquidity via the PPEX ATS for Interests in such Series unless the Manager determines to allow secondary trading on the PPEX ATS at a later date.

(6)DomainX is the asset manager of this Series.

(7)Represents a Series for which the Company will not make an election to be treated as a “C” corporation for tax purposes. Such Series will be taxed as partnerships; see “Material United States Tax Considerations” detailed in the Post-Qualification Amendment No. 4 to Offering Statement 2 for more information.  In order to maintain the tax treatment of such Series as a partnership (and not as a publicly traded partnership), the Manager may withhold its consent to secondary trading in Interests of such Series.  See “Tax Consequences for Series Taxed as Partnerships” detailed in the Post-Qualification Amendment No. 4 to Offering Statement 2 for more information.

(8)With respect to Series #BARO, 16,000 Interests that are to be issued to the Asset Seller if the Closing occurs before Asset Delivery (as defined in the applicable purchase option agreement) are subject to forfeiture and cancellation in accordance with the Skull Adjustment provision of the applicable purchase option agreement. See “Description of the Interests Offered – Special Terms Relating to Certain Interests in Series #BARO,” “Appendix B – Use of Proceeds – Series #BARO,” and “Appendix B – Description of Series #BARO” detailed in the Post-Qualification Amendment No. 4 to Offering Statement 2 for more information.

(9)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with Offering Statement 2. Series whose Offerings have been cancelled are not reflected in this total.

At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series for which the Underlying Assets have been sold and that have been dissolved, or will subsequently be dissolved are highlighted orange in the Master Series Table.

ITEM 1. DESCRIPTION OF BUSINESS

Company History

RSE Innovation, LLC (the “Company,” “RSE Innovation,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on May 20, 2020. The Company’s core business is the identification, acquisition, marketing and management of certain assets anticipated to generate revenue streams, including digital assets and noteworthy real estate assets, and of collectible items, including historical documents, memorabilia, alcohol and archaeological artifacts, collectively referred to as “Innovation Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Innovation Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Innovation Manager, LLC and Rally Holdings replaced RSE Markets as Manager and asset manager, respectively. Rally Holdings is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by certain series of the Company in its role as the asset manager of such Series. DomainX, LLC, a Wyoming limited liability company (“DomainX”) serves as asset manager with respect to Series #URL5 and Series #URL6.  The relevant asset manager of each series is at times referred to herein as the “Asset Manager.”

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Innovation Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) as well as certain liabilities related to expenses pre-paid by Rally Holdings. “Current Period” refers to the time period between January 1, 2025, and December 31, 2025. “Prior Period” refers to the time period between January 1, 2024 and December 31, 2024. The Manager has assembled a network of advisors (the “Advisory Board”) who may advise the Manager on certain business considerations with respect to the Series and aspects of the Platform.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

Description of the Business

The market for the Asset Class is characterized by: (i) a small number of participants who have the financial means to acquire, enjoy and derive financial gains from the highest quality and value Innovation Assets, and (ii) a relatively large number of Asset Class enthusiasts who have equivalent knowledge and passion for the assets, but no current mechanism to benefit financially from or enjoy certain benefits of ownership of the Asset Class in the highest value segment. This dichotomy and the disproportionate access to the upper-end of the market have resulted in the creation of significant latent demand from the enthusiast community to participate more meaningfully in an Asset Class that, to date, they have passively watched deliver returns to a select group of participants.

The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Innovation Assets through a seamless investment experience on the Platform.

An owner interested in selling its Underlying Asset will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting in the Underlying Asset. Traditional methods of transacting in Innovation Assets may include large fees, as well as meaningful overhead in terms of asset preparation and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

The Company, with the support of the Manager and its affiliates and through the use of the Platform or the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) operated by North Capital Private Securities Corporation (“NCPS”), aims to provide:

(i)Investors with access to the highest quality Innovation Assets for investment, portfolio diversification and secondary market liquidity for their Interests through the PPEX ATS operated by NCPS, although there can be no guarantee that a secondary market will ever develop, through the PPEX ATS or otherwise, or that appropriate registrations to permit such secondary trading will ever be obtained.

(ii)Asset Sellers with greater market transparency and insights, lower transaction costs, a seamless and convenient sale process, portfolio diversification and the ability to build equity positions in assets via the Interests issued to Asset Sellers in Offerings for Series Interests conducted through the Platform, as part of total purchase consideration to Asset Sellers.

(iii) All Platform users with a premium, highly curated, engaging Innovation Asset media experience.

The Company may generate revenues through the usage of the Underlying Assets (“Contractual Revenues”), through channels which may include, but are not limited to, the following categories:

•Asset Leasing: Renting the Underlying Asset to a third party over a defined period of time for the payment of fees, typically on a monthly basis

•Sponsorship & Advertising: Enabling third-party brands to display advertising on or in connection with the Underlying Asset for the payment of fees, typically on a Cost per Impression (CPM), Cost per Click (CPC), or Cost per Action (CPA) basis

•Licensing & Royalties: Granting the right for third parties to display, perform or access the Underlying Asset for a fixed fee or a fee calculated as a percentage of the revenue generated by such activities

•Asset Merchandising: Selling goods or services related to the Underlying Asset

Our objective is to become the leading marketplace for investing in Innovation Assets and, through the Platform and the PPEX ATS operated by NCPS, to provide Investors with financial returns commensurate with returns in the Asset Class, to enable deeper and more meaningful participation by Asset Class enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class Underlying Asset collector, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for Investors.

Competition

Although the Company’s business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses will continue to play an increasing role.

Most of our current and potential competitors in the Asset Class, such as dealers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources to sourcing the Innovation Assets for which the Company competes. In addition, almost all of these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also competing start-up models to facilitate shared ownership of Innovation Assets developing in the industry, which will result in additional competition for Innovation Assets, some of which have focused on the regulated securities market. There are others who are pursuing similar business models who may decide to enter the Asset Class.

With the continued increase in popularity of the Asset Class, we expect competition for Innovation Assets to intensify in future. Increased competition may lead to increased prices, which will reduce the potential value appreciation that Investors may be able to achieve by owning Interests in the Company’s Offerings and will decrease the number of high-quality assets the Company can securitize through the Platform.

In addition, there are companies that are developing crowd funding models for other alternative asset classes such as racehorses, wine, sports memorabilia or art, who may decide to enter, or increase their activity with respect to, the Asset Class as well.

Customers

We target the broader U.S. Asset Class enthusiast and the U.S. millennial market as our key customer bases. The customers of the Company are the Investors in each Series that has closed an Offering. As of the date of this filing, the Company has closed the Offerings highlighted in white in the Master Series Table.

Facilities

The Manager and Rally Holdings are located at 433 Broadway, Ste 215, New York, NY 10013. Rally Holdings presently has approximately eleven full-time employees and seven part-time contractors. Neither the Manager nor the Company has any employees.

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Regulation of Intangible Assets

Regulation of intangible assets is under active consideration by the United States through various federal agencies, including the Commission, the Commodity Futures Trading Commission (“CFTC”), the Federal Trade Commission (“FTC”) and the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury, as well as in other countries. State government regulations may also apply. We cannot anticipate how and when such regulations may change. As the regulatory and legal environment evolves, we may become subject to new laws and regulation by the Commission and other agencies.

In recent years, the Commission and U.S. state securities regulators have stated that certain intangible assets may be classified as securities under U.S. federal and state securities laws. Although the Commission and the CFTC recently issued interpretive guidance relating to the application of U.S. federal securities laws to certain types of crypto assets and transactions, there has not been broad consensus on this subject. A number of enforcement actions and regulatory proceedings have since been initiated against issuers of intangible assets and their developers and proponents. Several foreign governments have also issued similar warnings cautioning that intangible assets may be deemed to be securities under the laws of their jurisdictions.

Regulation of intangible asset exchanges in the future may raise transaction costs, potentially offsetting or eliminating many of the key benefits of digital assets. Lack of international coordination raises the risk of an uneven global regulatory landscape. The development of the market for intangible assets globally is in relative limbo currently due to regulatory uncertainty.

Additionally, the rules governing the ownership and operation of domain names are controlled entirely by the Internet Corporation for Assigned Names and Numbers (“ICANN”). ICANN is a multi-stakeholder private sector, not-for-profit corporation formed in 1998 for the express purposes of overseeing a number of Internet related tasks, including management of the DNS, allocation of IP addresses, accreditation of domain name registrars and registries and the definition and coordination of policy development for all of these functions. The regulation of Internet domain names in the U.S. and in foreign countries is subject to change.

Regulation of Exchanges

A platform facilitating secondary trading of securities may potentially be considered an exchange which would be required to register with the Commission as a national stock exchange or qualify for an exemption from registration, such as being operated by a broker-dealer as an ATS in compliance with Regulation ATS. Section 3(a)(1) of the Exchange Act provides that an “exchange” means “any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.” Rule 3b-16(a) under the Exchange Act further provides that a “market place or facility for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” means someone who brings together the orders for securities of multiple buyers and sellers and “uses established, non-discretionary methods (whether by providing a trading facility or by setting rules) under which such orders interact with each other, and the buyers and sellers entering such orders agree to the terms of a trade.” Rule 3b-16(b)(1) provides that an entity will not be “a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” solely because it routes orders to a registered broker-dealer.

A system that meets the definition of an exchange and is not excluded under Rule 3b-16(b) must register as a national securities exchange or operate pursuant to an appropriate exemption. One frequently used exemption is for a system that operates as an ATS. Rule 3a1-1(a)(2) under the Exchange Act exempts from the definition of “exchange” under Section 3(a)(1) of the Exchange Act an ATS that complies with Regulation ATS. An ATS that operates pursuant to the Rule 3a1-1(a)(2) exemption and complies with Regulation ATS would not be subject to the registration requirement of Section 5 of the Exchange Act.

We believe the Platform does not operate as a national securities exchange or an ATS. The Company and Rally Holdings have entered into certain agreements with the Executing Broker; NCPS, a registered broker-dealer; and North Capital Investment Technology, Inc., the parent company of NCPS (“NCIT”), to provide for secondary market trading in Interests to occur on the PPEX ATS, which is an electronic alternative trading system owned and operated by NCPS and registered with the Commission under the Exchange Act. Specifically, we believe that the Platform is not an exchange because (1) it does not bring together orders for securities of multiple buyers and sellers, (2) it does not use any non-discretionary methods under which any orders to purchase or sell a security interact with each other, and (3) it merely routes orders to a broker-dealer for execution. The Platform provides the interface by which users can submit orders to a broker dealer to buy or sell Interests in secondary transactions. In accordance with Rule 3b-16(b)(1), the Platform immediately and automatically routes those orders (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between Rally Holdings and the Executing Broker, to the PPEX ATS, an ATS registered with the Commission and owned and operated by NCPS, a registered broker-dealer. For clarity, because the Executing Broker is (i) a registered broker-dealer and a member of the PPEX ATS and (ii) licensed to use the Platform to access and transmit order information entered onto the Platform by Investors, such order information is automatically routed from the Platform to both the Executing Broker and the PPEX ATS simultaneously. The PPEX ATS then matches isolated trades between individual buyers and sellers who have confirmed their intent to complete the trade. Matching occurs pursuant to the rules established by the PPEX ATS. The Platform’s role in the secondary trading process is limited to (1) receiving orders from Investors, who enter their order on the Platform using either the Rally website or app, (2) making those orders simultaneously accessible to the Executing Broker and the PPEX ATS pursuant to the Tools License Agreement and the Executing Broker’s status as registered broker-dealer and a member of the PPEX ATS, (3) displaying and confirming information regarding the execution and settlement of secondary market transactions based on information received from NCPS (via the Executing Broker), and (4) providing an interface by which Investors can provide information in order to open brokerage accounts with the Executing Broker and the Custodian and a cash account with Dwolla.

In this way, the Platform is simply the user interface that Investors engage with when placing orders for secondary trading of Interests. The decision whether to engage in secondary market trading is left solely to the individual Investors, and neither the Company, its affiliates, nor any of the third-party service providers involved in the secondary trading process provide Investors any direction or recommendation as to the purchase or sale of any Interests in secondary market transactions. In reliance upon Rule 3b-16(a) and Rule 3b-16(b)(1), the Company believes it is not required to register the Platform as an exchange or comply with Regulation ATS as an ATS. Nevertheless, federal regulation of securities exchanges and ATSs involves a set of complex statutes and regulations that are subject to change and evolving and differing interpretation. It is possible that contrasting understandings of current or future rules could result in the Commission determining that the Platform is functioning as a securities exchange or ATS or is part of an unregistered exchange mechanism, in which case we would then be required to register the Platform as a securities exchange or qualify and register as an ATS, either of which could cause us to limit, modify, or discontinue the Platform.

All secondary transactions in Series Interests for which the Platform serves as the user interface are effectuated on the PPEX ATS. See “Description of the Business – Liquidity Platform” in Post-Qualification Amendment No. 4 filed on August 6, 2025 to the offering statement on Form 1-A filed by the Company with the Commission and originally qualified on January 23, 2025 for more information.

Privacy and Protection of Investor Data

Aspects of our operations or business are subject to privacy and data protection regulation in the United States and elsewhere. Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the use, transmission, and disclosure of information. As our business continues to expand in the United States and beyond, and as laws and regulations continue to be passed and their interpretations continue to evolve in numerous jurisdictions, additional laws and regulations may become relevant to us. Regulatory authorities around the world are considering numerous legislative and regulatory proposals concerning privacy and data protection. In addition, the interpretation and application of these privacy and data protection laws in the United States and elsewhere are often uncertain and in a state of flux.

Growing public concern about privacy and the use of personal information may subject us to increased regulatory scrutiny. The FTC has, over the last few years, begun investigating companies that have used personally identifiable information in a deceptive or unfair manner or in violation of a posted privacy policy. If we are accused of violating the terms of our privacy policy or implementing unfair privacy practices, we may be forced to expend significant financial and managerial resources to defend against an FTC action. On May 25, 2018, the European Union implemented the General Data Protection Regulation (the “GDPR”), a new privacy regulation that imposes new regulatory scrutiny on our business with customers in the European Economic Area, with possible financial consequences for noncompliance. If we are accused of violating the data protection and privacy rights of European Union citizens, we may be forced to expend significant financial and managerial resources to defend against a GDPR enforcement action by a European Union data protection authority or a European Union citizen.

Privacy and cybersecurity are also areas of increasing state legislative focus and we are, or may in the future become, subject to various state laws and regulations regarding privacy and cybersecurity, such as the California Consumer Privacy Act (the “CCPA”), which became effective in 2020. Similar to the GDPR, the CCPA imposes new regulatory scrutiny on our processing of the personal data of our customers in California, with possible financial consequences for noncompliance. Other states where we do business have implemented, or are considering implementing, comprehensive privacy and cybersecurity laws and regulations sharing similarities with the CCPA. In addition, laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to individuals whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope or offer greater individual rights, with respect to personal information than federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. Aspects of the CCPA and other federal and state laws and regulations relating to privacy and cybersecurity, as well as their enforcement, remain unclear, and we may be required to modify our practices in an effort to comply with them. If we are accused of violating the CCPA or other such laws and regulations, we may be forced to expend significant financial and managerial resources to defend against an enforcement action or, in the event of a data breach, a lawsuit by customers located in certain jurisdictions. Complying with these and other existing, emerging and changing privacy requirements could cause the Company to incur substantial costs or require it to change its business practices and policies. Non-compliance could result in monetary penalties or significant legal liability.

Consumer Protection Regulation

The Consumer Financial Protection Bureau and other federal and state regulatory agencies, including the FTC, broadly regulate financial products, enforce consumer protection laws applicable to credit, deposit and payments, and other similar products, and prohibit unfair and deceptive practices. Such agencies have broad consumer protection mandates, and they promulgate, interpret, and enforce laws, rules and regulations, including with respect to unfair, deceptive and abusive acts and practices that may impact or apply to our business. For example, under federal and state financial privacy laws and regulations, we must provide notice to Investors of our policies on sharing non-public information with third parties, among other requirements. In addition, under the Electronic Fund Transfer Act, we may be required to disclose the terms of our electronic fund transfer services to consumers prior to their use of the service, among other requirements.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that we do not fall within, or are excluded from, the definition of an “investment company” under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities. We believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting, or trading in securities. We anticipate that the Underlying Assets for each Series will not be securities.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of the company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” We intend to monitor our holdings and conduct operations so that on an unconsolidated basis we will comply with the 40% test with respect to each Series.

If we become obligated to register the Company as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•limitations on capital structure;

•restrictions on specified investments;

•prohibitions on transactions with affiliates; and

•compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register the Company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business, all of which would have a material adverse effect on us.

Legal Proceedings

None of the Company, any Series, the Manager, Rally Holdings or any director or executive officers of RSE Markets is, as of the date of this filing, subject to any material legal proceedings.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain assets anticipated to generate revenue streams, including digital assets and noteworthy real estate assets, and of collectible items, including historical documents, memorabilia, alcohol and archaeological artifacts, collectively referred to as the “Innovation Assets” or the “Asset Class”, for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Innovation Assets through a seamless investment experience on the Platform. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests on the PPEX ATS, which is owned and operated by North Capital Private Securities Corporation. The Platform then immediately and automatically routes those orders (i) to Dalmore Group, LLC (when acting in connection with secondary market transactions of interests, the “Executing Broker”), and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between Rally Holdings and the Executing Broker, to the PPEX ATS. The Platform does not connect Investors to any venue for secondary market transactions other than the PPEX ATS, which is owned and operated by NCPS. For a full description of the Platform’s limited role in secondary trading, see the “Description of the Business – Liquidity Platform” section in Post-Qualification Amendment No. 4 to the Company’s Offering Statement 2 filed with the Commission on August 6, 2025.

We believe that collectors and dealers interested in selling their Innovation Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Innovation Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Innovation Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to acquiring and positioning assets while maintaining our business and principal operations, which commenced in 2020. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. The Company accounts for revenues in accordance with ASC 606, Revenue from Contracts with Customers. During the Current Period, no free cash flow distributions were made and no management fee was distributed.

•We are in large part reliant on Rally Holdings and its employees to grow and support our business. The successful operation of the Company (and, therefore, the success of the Interests) is in part dependent on the ability of the Manager and Rally Holdings to source and acquire the Underlying Assets and to maintain the Platform, and on the Asset Manager for each Series (whether Rally Holdings, DomainX, or another person) to manage the Underlying Assets. As the Manager and Rally Holdings have been in existence only since

March 2021 and October 2020, respectively, and are early-stage startup companies, they have limited operating history. Further, while Rally Holdings is also the Asset Manager for series of RSE Collection, LLC, a series limited liability companies with a similar business model in different asset classes (which succeeded by merger to the business of RSE Archive, LLC, a former series limited liability company affiliated with the Company, on December 31, 2024), and thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. DomainX has been in existence since 2020, and though it has operated in the business of domain name brokerage, sales, investment, monetization, and management since then, there can be no guarantee that it will achieve positive results of operations for the Company or the Series for which it serves as Asset Manager. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Innovation Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the last several years, there has been a significant increase in new company creation that has ultimately resulted in a large increase in domain name registrations and after market transactions. This increase led to a material increase in premium .com domain name valuations. Year over year, the domain name sales market, as reported by IBISWorld, grew 3.6% in 2024 and 2.9% in 2025, indicating continued but moderating growth following earlier expansion.

•With the continued increase in popularity of the Asset Class, we expect competition for Innovation Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Innovation Assets developing in the industry, which will result in additional competition for Innovation Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions have and may continue to substantially change in the future, and credit markets have and may continue to experience periods of constriction and variability. These conditions have impacted and may continue to impact our business. Further, ongoing inflation has impacted and may continue to negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate has tended to, and could continue to negatively affect any attempts to mitigate the increases to our costs. Market factors may influence real estate valuations, real estate financing or the economic performance of real estate generally. In addition, the effects of inflation or of new and existing tariffs implemented by the U.S. or other countries on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager (whether Rally Holdings, DomainX, or another entity), the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests. The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Innovation Assets to Investors through the Platform. Innovation Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include costs relating to the authentication and verification of the Underlying Asset, identification fees, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example identification fees related to the Underlying Asset, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series, because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

During the Current Period, we signed agreements to acquire assets identified in the table below.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#1787	Purchase Agreement / 1/14/2025	3/26/2025	$950,000	$700,000	$149,953	$0	$100,047	10%	$1,075
#KARUIZAWA22	Upfront Purchase / 3/14/2025	4/25/2025	$240,000	$0	$240,000	$0	$0	-	$0
#KARUIZAWA23	Upfront Purchase / 3/14/2025	4/25/2025	$240,000	$0	$240,000	$0	$0	-	$0
#16LEBRON	Upfront Purchase / 7/9/2025	9/5/2025	$952,500	$0	$952,500	$0	$0	-	$0
#BARO	Purchase Option Agreement / 5/16/2025	11/26/2025	$12,375,000	$1,000,000	$0	$1,375,000	$10,000,000	80%	$0
#RAMSHEAD	Purchase Option Agreement / 3/7/2025	Q3 2026 or Q4 2026	$350,000	$0	$350,000	$0	$0	-	$0
Total for 2025	New Agreements: 6	Closings: 5	$ 15,107,500	$ 1,700,000	$ 1,932,453	$ 1,375,000	$ 10,100,047	-	$ 1,075
Total for 2024	New Agreements: 1	Closing: 0	$ 13,625,000	$ 1,250,000	$ 125,000	$ 0	$ 10,500,000	-	$ 775

Note: New Agreements represent only those agreements signed in the Current Period.

Note: Purchase Price, Down payment Amount, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current Period, it would not contribute to the totals for the Current Period.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

At the end of the Current Period, the following Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date
#URL6	3/7/2024	BODEGA.COM Domain	$10.00	13,200 / 16,500	$132,000 / $165,000	$11,850	3/9/2024	Anticipated Q4 2026
#RAMSHEAD	3/24/2025	Macallan Whisky Collection: 96 rare bottles including cases	$36.50	8,000 / 10,000	$292,000 / $365,000	$9,350	3/24/2025	Anticipated Q4 2026
Total for Current Period		2 Series	-	-	-	$ 21,200	-	-
Total for Prior Period		2 Series	-	-	-	$ 56,850	-	-

.

The Offerings relating to the Series listed below closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size
#STEGO	12/20/2024	BCQ24 Stegosaurus Skeleton	$13,625,000	12/20/2024	1/28/2025	1/10/2025	$68.75	200,000	$13,750,000
#1787	2/5/2025	1787 Constitution: The Pennsylvania Packet No. 2690, The First Public Printing of The United States Constitution, Published by Dunlap & Claypoole	$950,000	2/5/2025	3/26/2025	1/21/2025	$49.75	20,000	$995,000

#KARUIZAWA22	3/24/2025	2x 2022 Vintage Karuizawa Whisky Casks (2/20, 2/5 in private hands)	$240,000	3/24/2025	4/25/2025	3/28/2025	$30.50	10,000	$305,000
#KARUIZAWA23	3/24/2025	3x 2023 Vintage Karuizawa Casks (3/250, 3/80 in private hands)	$240,000	3/24/2025	4/25/2025	4/28/2025	$31.50	10,000	$315,000
#16LEBRON	7/17/2025	Game-Worn LeBron James 2016 NBA Finals Game 1 Cleveland Cavaliers Jersey	$952,500	7/17/2025	9/5/2025	8/28/2025	$20.00	55,000	$1,100,000
#BARO	8/20/2025	BCQ20 Barosaurus Skeleton	$12,375,000	8/20/2025	11/26/2025	10/30/2025	$62.50	200,000	$12,500,000
Total for Current Period		6 Series	$28,382,500	-	-	-	-	-	$28,965,000
Total for Prior Period		1 Series	$902,425	-	-	-	-	-	$950,000

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, in coordination with the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues were generated at the Company or the Series level. The Company accounted for revenues in accordance with ASC 606, Revenue from Contracts with Customers. The Underlying Asset for certain Series generated revenues during the Current Period and Prior Period as described below:

Series	Revenues during the Current Period	Revenues during the Prior Period
#URL2	$390	$581
#URL1	$638	$3,221
#URL5	$50	$168
Total	$1,078	$3,970

Consolidated revenues as presented in the Consolidated Statements of Operations, for the Current Period and Prior Period are as follows:

Consolidated Revenues
	Current Period	Prior Period	Difference	% Change	Note
Revenues	$ 1,078	$ 3,970	(2,892)	-73%	Decrease due to less visits to the domains in the Current Period
Consolidated	$ 1,078	$ 3,970	$ (2,892)	-73%

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

Consolidated Operating Expenses
	Current Period	Prior Period	Difference	% Change	Note
Storage	$ 10	$ -	$ 10	100%	New asset class in Current Period with storage
Maintenance	1,949	$ 2,579	$ (630)	-24%	Decrease vendor costs in Current Period
Bookkeeping and Accounting Fees	2,032	936	1,097	117%	Increase in number of Series
Ongoing Registrar Fees	-	44	(44)	-100%	No renewal fee in Current Period
Marketing Expense	28,350	-	28,350	100%	New asset class in Current Period with marketing expense
Banking Fees	185	-	185	100%	Increase related to activity
Property Tax	224	268	(44)	-16%	Decrease related to one time fee in Prior Period not in Current Period
Utilities	2,685	2,716	(31)	-1%	Decrease related to less vendor charges in Current Period
Insurance	2,078	1,790	289	16%	Increase in number of assets
Interest Expense	26,998	10,958	16,040	146%	New asset class in Current Period with interest expense
Loss on Change in Value of Cryptocurrency	$15,130	-	$15,130	100%	Increase of assets needing impairment
Consolidated	$ 79,642	$ 19,289	$ 60,353	313%

See Consolidated Statements of Operations for details of each Series’ revenues, expenses, gains and losses for the Current Period and Prior Period.

Consolidated Income / (Loss) Before Income Taxes
Applicable Series	Current Period	Prior Period
Total Series	$ (23,214)	$ (4,361)
Consolidated	$ (78,564)	$ (15,319)

Asset Acquisitions and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposal that were signed during the Current Period and Prior Period and presents the value of Underlying Assets represented by those agreements.

	# of Assets Disposed	Total Value of Assets Disposed ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #
2025	0	$ 0	6	$ 28,382,500	2	$ 26,000,000	4	$ 2,382,500	6
2024	0	$0	1	$902,245	1	$ 902,245	0	$ 0	1

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See “Note C – Related Party Transactions” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

See Note H – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$135
Prior Period	$948

Liquidity and Capital Resources

Historically, the Company and each Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for individual Series once the Offerings are closed at the sole discretion of the Manager.

During the Current Period, the Company obtained liquidity for purposes of acquiring certain Underlying Assets through secured and unsecured loans from affiliates and from Stone Ridge Asset Management LLC. See “Related Party Transactions” below for additional information.

During the Current Period, Series #URL2, Series #URL1 and Series #URL5 generated net income and had sufficient cash and cash equivalent balances as of the end of the Current Period to fund their operations and continue as a going concern for a period of twelve months following the date of this filing. The Offering for Series #MANTLE319, #STEGO, #1787, #KARUIZAWA22, #KARUIZAWA23, #16LEBRON and #BARO generated excess cash on closing such that each Series also had cash and cash equivalents as of the end of the Current Period that we expect will be sufficient to fund its operations and continue as a going concern for a period of twelve months following the date of this filing.

As of the end of the Current Period, the Company was reliant on the Manager or its affiliates to finance its activities through capital contributions.  The Company does not have sufficient cash or cash equivalents and also it does not expect to generate any income or cash flows from operations for the foreseeable future. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company. If the Company does not continue to obtain financing from the Manager or RSE Markets, Inc. it will be unable to pay its obligations as they come due. As a result, these conditions raise substantial doubt about the Company's ability to continue as a going concern for the twelve months following the date of this filing.

Certain Series generated revenues. The Company and each Series account for revenues in accordance with ASC 606, Revenue from Contracts with Customers (as described in Note E – Revenue, Expense and Cost Allocation Methodology). Each Series will continue to incur Operating Expense (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to professional fees, on an ongoing basis.

Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Period, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Period).

Cash and Cash Equivalent Balance
	Current Period	Prior Period
Total Series Cash and Cash Equivalent Balance	$ 96,985	$ 52,152
Total Cash Balance	$ 97,710	$ 52,152

Note: Only includes Series for which an Offering has closed. RSE Innovation cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

From time to time, Rally Holdings, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series.   No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	0
Underlying Assets Purchased	0 Underlying Assets purchased pursuant to a Purchase Agreement 0 Purchase Option Agreement signed 0 Underlying Asset purchased pursuant to an Upfront Purchase Agreement
Underlying Assets Sold	None
Acquisition Expenses	$ 0

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following individuals constitute the Board of Directors, executive management, and significant employees of RSE Markets, the sole member of the Rally Holdings:

Name(1)	Age	Position	Term of Office (Beginning)
Christopher J. Bruno	45	President, Director, CEO	05/2016
Robert A. Petrozzo	43	Chief Product Officer	06/2016
Maximilian F. Niederste-Ostholt	46	Chief Financial Officer	08/2016
Gustave Macheras	36	Director	02/2024
Yan Zhao	40	Director	11/2024

(1)Each of the directors of RSE Markets was elected as a director pursuant to a voting agreement among RSE Markets and certain stockholders of RSE Markets.

Background of Officers and Directors of RSE Markets

The following is a brief summary of the background of each director and executive officer of RSE Markets:

Christopher J. Bruno, Founder, Chief Executive Officer, President and Director

Chris is a serial entrepreneur who has developed several online platform businesses. In 2013, Chris co-founded Network of One, a data-driven content investment platform focused on the YouTube market where he worked until 2016.  Prior to Network of One, Chris co-founded Healthguru, a leading health information video platform on the web (acquired by Propel Media, Inc., OTC BB: PROM) where he worked from 2005 to 2013.

Chris began his career working in venture capital at Village Ventures where he invested in early-stage companies across the online media, telecommunications, software, medical devices, consumer products and e-commerce industries. Chris worked at Village Ventures from 2002 to 2005.

From 2004 to 2005, Chris also worked as an analyst directly for the management team of Everyday Health (NYSE: EVDY) during its growth phase.

Chris graduated magna cum laude with Honors from Williams College with a degree in Economics and received his Master of Business Administration, beta gamma sigma, from the NYU Stern School of Business with a specialization in Finance and Entrepreneurship.

Robert A. Petrozzo, Chief Product Officer

Rob is a designer and creative thinker who has led the development of multiple award-winning technology platforms in both the software and hardware arenas.  For the past decade, he has specialized in the product design space having created authoring components, architected the front-end of distribution platforms, and designed interactive content platforms for both consumers & enterprises. Immediately prior to joining Rally Holdings, he led the UX and UI effort at computer vision & robotics startup KeyMe, building interactive products from the ground up and deploying both mobile and kiosk-based software nationwide. Rob worked at KeyMe from 2014 to 2016.

His previous roles include internal software design for Ares Management (2013 to 2014), and Creative Director at ScrollMotion (2010 to 2013), where he led a team of content creators and product developers to release a fully integrated authoring tool and over 300 custom enterprise apps for Fortune 50 and 100 clientele across 12 countries including Hearst, Roche, J&J, Genentech, and the NFL.

Rob received his degree in User-Centered Design with a peripheral curriculum in User Psychology from the Philadelphia University.

Maximilian F. Niederste-Ostholt, Chief Financial Officer

Max has spent nine years in the finance industry, working in the investment banking divisions of Lehman Brothers from 2007 to 2008 and Barclays from 2008 to 2016.  At both firms he was a member of the healthcare investment banking group, most recently as Director focused on M&A and financing transactions in the Healthcare IT and Health Insurance spaces. Max has supported the execution of over $100 billion of financing and M&A transactions across various sectors of the healthcare space including buy-side and sell-side M&A assignments and financings across high grade and high yield debt, equities, and convertible financings.  Work performed on these transactions, included amongst other aspects, valuation, contract negotiations, capital raising support and general transaction execution activities.

Prior to his career in investment banking, Max worked in management consulting at A.T. Kearney from 2002 to 2005, where he focused on engagements in the automotive, IT and healthcare spaces. During this time, he worked on asset sourcing, logistics and process optimization projects.

Max graduated from Williams College with a Bachelor of Arts in Computer Science and Economics and received a Master of Business Administration, beta gamma sigma, from NYU’s Stern School of Business.

Gustave Macheras, Director

Gustave is an entrepreneur and investor with over 10 years of experience in venture capital, private equity, real estate and M&A. He has operated businesses across the automotive and healthcare industries and supported several start-ups as an advisor.

His previous roles include Healthcare Investment Banking Associate at Credit Suisse (2016 to 2018) and Healthcare M&A Senior Associate at Edgemont Partners (2018 to 2019), and Chief Operating Officer at Moonloot Ventures from 2019 to present.

Gustave has a Bachelor of Science in Engineering Sciences from Yale University and a Master of Business Administration from Columbia Business School.

Yan Zhao, Director

Yan is an entrepreneur and operator with nearly 20 years of experience in finance and alternative assets. Yan is a co-founder of Stone Ridge Holdings Group (“Stone Ridge”) and currently serves as President of Stone Ridge and head of Stone Ridge Asset Management’s investment committee. Previous leadership roles at Stone Ridge include president of NYDIG (the company’s institutional bitcoin company), CEO of Flourish (a platform for RIA focused products, which was sold to MassMutual), and head of Stone Ridge’s reinsurance franchise.

Prior to Stone Ridge, Yan worked at the Boston Consulting Group and Morgan Stanley.

Yan received a bachelor’s degree in economics and a Master of Business Administration from Harvard University.

Advisory Board

Responsibilities of the Advisory Board

The Advisory Board supports the Company, the Asset Manager, the Manager and RSE Markets and consists of members of our expert network and additional advisors to the Manager. The Advisory Board may review the Company’s relationship with, and the performance of, the Manager, and generally approves the terms of any material or related-party transactions. In addition, the Advisory Board assists with, and makes recommendations with respect to, the following:

(1)Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

(2)Evaluating all asset acquisitions;

(3)Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the Interest Holders;

(4)Providing guidance with respect to the appropriate levels of annual collection level insurance costs and maintenance costs specific to each individual asset;

(5)Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the Managing Member, on the one hand, and the Company, a Series or the Interest Holders, on the other hand, or the Company or a Series, on the one hand, and another Series, on the other hand;

(6)Approving any material transaction between the Company or a Series, on the one hand, and the Manager or any of its affiliates, another Series or an Interest Holder, on the other hand, other than for the purchase of Interests;

(7)Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to Interest Holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to Interest Holders are in accordance with our policies; and

(8)Approving any service providers appointed by the Manager or the Asset Manager in respect of the Underlying Assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise.  The members of the Advisory Board are not managers or officers of the Company, the Manager or the Asset Manager, or any Series and do not have fiduciary or other duties to the Interest Holders of any Series.

Compensation of the Advisory Board

The Asset Manager will compensate members of the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service. As such, their costs will not be borne by any given Series of Interests, although members of the Advisory Board may be reimbursed by a Series for out-of-pocket expenses incurred by such Advisory Board member in connection with a Series of Interests (e.g. travel related to evaluation of an asset).

Members of the Advisory Board

We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the Asset Class. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations. To date three individuals have formally joined the Manager’s Advisory Board:

Dan Gallagher

Dan has extensive public and private sector experience in regulatory matters, financial markets, and corporate legal affairs and governance.

Dan is currently the Chief Legal and Corporate Affairs Officer of Robinhood Markets, Inc. and is a member of the advisory boards of both the Institute for Law and Economics at the University of Pennsylvania and the Center for Corporate Governance at the Raj & Kamla Gupta Governance Institute, LeBow College of Business, Drexel University.

Dan initially began his career in private practice, advising clients on broker-dealer regulatory issues and representing clients in SEC and SRO enforcement proceedings. Dan then served on the SEC staff in several capacities, including as counsel to both Commissioner Paul Atkins and Chairman Christopher Cox, and from 2008 to 2010 as deputy director and co-acting director of the Division of Trading and Markets. While serving as deputy director and co-acting director, he was on the front lines of the agency’s response to the financial crisis, including representing the SEC in the Lehman Brothers liquidation.

Dan served as an SEC commissioner from 2011 to 2015. While serving as commissioner, he advocated for a comprehensive review of equity market structure, championed corporate governance reform and pushed to improve the SEC’s fixed income market expertise.

Prior to joining Robinhood in 2020, Dan was a partner of and deputy chair of the securities department at the international law firm WilmerHale.

Dan earned his Juris Doctor, magna cum laude, from the Catholic University of America, where he was a member of the law review and graduated from Georgetown University with a Bachelor of Arts in English.

Arun Sundararajan

Arun is a Professor and the Robert L. and Dale Atkins Rosen Faculty Fellow at New York University’s (NYU) Stern School of Business, and an affiliated faculty member at many of NYU’s interdisciplinary research centers, including the Center for Data Science and the Center for Urban Science and Progress. He joined the NYU Stern faculty in 1998.

Arun’s research studies how digital technologies transform business, government and civil society. His current research topics include digital strategy and governance, crowd-based capitalism, the sharing economy, the economics of automation, and the future of work. He has published over 50 scientific papers in peer-reviewed academic journals and conferences, and over 30 op-eds in outlets that include The New York Times, The Financial Times, The Guardian, Wired, Le Monde, Bloomberg View, Fortune, Entrepreneur, The Economic Times, LiveMint, Harvard Business Review, Knowledge@Wharton and Quartz. He has given more than 250 invited talks at industry, government and academic forums internationally. His new book, “The Sharing Economy,” was published by the MIT Press in June 2016.

Arun is a member of the World Economic Forum’s Global Futures Council on Technology, Values and Policy. He interfaces with tech companies at various stages on issues of strategy and regulation, and with non-tech companies trying to understand how to forecast and address changes induced by digital technologies. He has provided expert input about the digital economy as part of Congressional testimony, and to various city, state and federal government agencies.

Arun holds a Ph.D. in Business Administration and an M.S. in Management Science from the University of Rochester, and a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Madras.

Roger Wiegley

Roger has over 30 years of legal and risk management experience.  He is a practicing attorney through his company Roger Wiegley Law Offices, which he started in 2013.  He is also a senior adviser to KPMG (insurance and reinsurance) as well as a consultant to several AXA companies in Europe and the United States, and he is the founder and a director of Global Risk Consulting, Ltd., a UK consulting company.

Roger spent the first 18 years of his career practicing law at Sullivan & Cromwell; Sidley & Austin; and Pillsbury Winthrop Shaw Pittman, focused on clients in the financial sector.  From 1998 to 2001 he was the chief counsel for the commercial bank branches of Credit Suisse First Boston in the Americas and served as Head of Regional Oversight for CSFB in the Asia-Pacific Region. He held various other general counsel and legal positions at various companies including Winterthur Swiss Insurance Company and Westmoreland Coal Company from 2001 to 2007.  From 2008 to 2013, Roger was the Global General Counsel of AXA Liabilities Managers.

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. The executive officers of the Asset Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager.  Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Asset Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager generally receives Sourcing Fees and reimbursement for costs incurred relating to the Offering described herein and other Offerings (e.g., Offering Expenses and Acquisition Expenses). Neither the Manager nor the Asset Manager nor their affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Interests.

The annual compensation of the Manager was as follows for the fiscal years ended December 31, 2025 and 2024.

Year	Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
2025	RSE Innovation Manager, LLC	Manager	$395,275	$ 0	$395,275
2024	RSE Innovation Manager, LLC	Manager	$36,575	$ 0	$36,575

The Manager will receive Sourcing Fees for each subsequent Offering for Series of Interests in the Company that closes as detailed in the “Use of Proceeds” section of the respective Offerings. The amount of the maximum Sourcing Fee is determined by the Manager in its sole discretion and generally is calculated by reference to the difference between the Manager's estimate of the fair market value of the Underlying Asset at or prior to the time of an Offering (which estimate is based on the Manager's experience with assets in the same or a similar asset class, the value of comparable assets and other factors) and the purchase price that the Manager negotiated for the acquisition of the Underlying Asset. Any amount paid to the Manager as the Sourcing Fee in connection with an Offering is not capitalized as a cost of the related Underlying Asset but is instead recorded as a cost of the Offering.

In the event that the gross proceeds actually received by a Series from its Offering is less than the total maximum, or if the aggregate amount of all of the acquisition costs and offering expenses associated with the Offering (other than the Sourcing Fee) exceeds the amount that had been estimated at the time of commencement of the Offering, then the amount of the Sourcing Fee actually paid to the Manager would be reduced by such shortfall in proceeds or excess in costs and expenses.  In the event that no proceeds from an Offering of a Series remain after the application of proceeds to such acquisition costs and offering expenses associated with the Offering, then the Manager would not receive any Sourcing Fee from such Offering. Additional details on Sourcing Fees received by the Manager can be found in the Master Series Table.

In addition, should a Series’ revenue exceed its ongoing Operating Expenses and various other potential financial obligations of the Series, the Asset Manager may receive a Management Fee as described in “Description of the Business –Management Fee.”  To date, no Management Fees have been paid by any Series.

A more complete description of Management of the Company is included in “Description of the Business” and “Management.”

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The Company is managed by the Manager. At the Closing of each Offering, the Manager or an affiliate will own at least one (1) Interest acquired on the same terms as the other Investors. The address of the Manager is 433 Broadway, Ste 215, New York, NY 10013.

As of the end of the Current Period, the securities of the Company are beneficially owned as follows:

Series	Closing Date	Total Interests Offered	Interest Owned by Manager (1) (2)	Total Offering Value
#URL2	2/3/2022	14,000	140 / 1%	$ 140,000
#URL1	3/23/2022	19,500	195 / 1%	$ 195,000
#URL5	5/21/2024	47,500	10 / 0%	$950,000
#STEGO	1/28/2025	200,000	72 / 0%	$13,750,000
#1787	3/26/2025	20,000	51 / 0%	$995,000
#KARUIZAWA22	4/25/2025	10,000	50 / 1%	$305,000
#KARUIZAWA23	4/25/2025	10,000	48 / 0%	$315,000
#16LEBRON	9/5/2025	55,000	828 / 2%	$1,100,000
#BARO	11/26/2025	200,000	16 / 0%	$12,500,000

Note: Table does not include any Offerings or anticipated Offerings for which the Underlying Asset has been sold.

(1)All ownership is direct unless otherwise indicated. Upon the designation of the Series, the Asset Manager became the initial member holding 100% of the Interest in the Series.  Upon the Closing of the Offering, the Manager must own at least one (1) Interest, which may then be transferred to the Asset Manager.  None of the officers or directors of RSE Markets owns any Interests of any of the Series.

(2)RSE Innovation Manager, LLC is the Manager of each of the Series.  The Manager’s address is 433 Broadway, Ste 215, New York, NY 10013.  The Manager’s sole member is Rally Holdings, and Rally Holdings is wholly owned by RSE Markets.  Christopher Bruno, Chief Executive Officer, President and Manager of Rally Holdings, may be deemed the beneficial owner of the Interests owned by the Manager within the meaning of Section 13(d) under the Exchange Act.  The address of Mr. Bruno is the same as that of the Manager.

Without conceding that the Interests in any Series of the Company constitute “voting securities” under Rule 405 of the Securities Act (based on the limited voting rights provided under the Company’s Operating Agreement), in accordance with the SEC Staff’s request, we agree to provide a table disclosing the information called for under Item 12 of Form 1-A with respect to each person that holds in excess of 10% of the voting Interests of a Series of the Company.  The following table sets forth information with respect to the number of voting Interests of each of our Series beneficially owned by all persons who own more than ten percent of any Series as of December 31, 2025. Interests that are subject to a Vote Limit are indicated in footnotes to the “Percent of Class” column.

Title of Class	Beneficial Owner	Number of Interests Owned	Percent of Class (1)
#16LEBRON	Stone Ridge Asset Management (2)	36,000	65%
#1787	Stone Ridge Asset Management (2)	7,940	40%
#1787	Seth Kaller (7)	2,011	10%
#BARO	GeoDecor (8)	146,800	73%
#BARO	Stone Ridge Asset Management (2)	22,654	11%
#KARUIZAWA22	Stone Ridge Asset Management (2)	5,554	56%
#KARUIZAWA23	Stone Ridge Asset Management (2)	5,668	57%
#MANTLE319	Stone Ridge Asset Management (2)	19,749	42% (3)
#STEGO	GeoDecor (8)	134,546	67%
#STEGO	Stone Ridge Asset Management (2)	20,086	10%
#URL1	DomainX, LLC (4)	14,295	73%
#URL2	DomainX, LLC (4)	4,900	35%

#URL2	Jack Smith (5)	1,400	10%
#URL2	Braden Pollock (6)	1,542	11%
#URL5	DomainX, LLC (4)	35,816	75%

(1)Certain Interest Holders (referred to as “Vote Limited Record Holders”) have irrevocably elected to limit their voting rights in accordance with the provisions of the Operating Agreement. The percentages in this column do not give effect to such elections, but the details of any applicable Vote Limit are described in footnotes to the applicable Series’ row in the “Percent of Class” column.

(2)Stone Ridge Asset Management’s address is 510 Madison Ave, New York, NY 10022.

(3)Stone Ridge Asset Management has voluntarily made an irrevocable election to subject their holdings to a Vote Limit of 4.99% of the outstanding Interests in Series #MANTLE319.

(4)DomainX, LLC’s address is 30 N Gould Street, Ste N, Sheridan, WY 82801

(5)Jack Smith’s address is 1887 Whitney Mesa Dr, Henderson, NV 89014

(6)Braden Pollock’s address is 26565 Agoura Rd, Calabasas, CA 91302

(7)Seth Kaller’s address is 235 Main St, Ste 510, White Plains, NY 10601

(8)GeoDecor’s address is 3808 E 37th St, Tucson, AZ 85713

ITEM 5. RELATED PARTY TRANSACTIONS

The information set forth under the heading “Interest of Management and Others in Certain Transactions” in the Company’s Post-Qualification Amendment No. 4 to Offering Statement 2, filed with the Commission on August 6, 2025, is incorporated herein by reference, except to the extent modified or superseded by the disclosure below.

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make interest-bearing loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset. There were no such loans from affiliates of the Manager or their individual officers during the Current Period and the Prior Period.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

The Company obtained a secured loan on October 17, 2024, with an original principal amount of $1,250,000 from Stone Ridge Asset Management LLC (“SRAM”), which accrued interest at a rate of 4.21% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan within 14 business days of the Series #STEGO Offering Closing, or by such later date as agreed to by SRAM, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by the Underlying Asset of Series #STEGO and the Company’s rights and interests in, to and under the Option to Purchase relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the total outstanding principal of the loan on January 28, 2025 and the total accumulated interest on the loan of $14,850 on October 31, 2025.

The Company obtained a secured loan on January 16, 2025, with an original principal amount of $700,000 from SRAM, which accrued interest at a rate of 4.24% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan on or prior to the earlier of March 31, 2025 or within 14 business days of the Series #1787 Offering Closing, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by Underlying Asset of Series #1787 and the Company’s rights and interests in, to and under the Asset Purchase Agreement relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the outstanding principal of the loan on March 31, 2025 and the total accumulated interest on the loan of $6,017 on October 31, 2025.

The Company obtained a secured loan on May 30, 2025, with an original principal amount of $1,000,000 from SRAM, which accrued interest at a rate of 4.05% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan within 14 business days of the Series #BARO Offering Closing, or by such later date as agreed to by SRAM, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by Underlying Asset of Series #BARO and the Company’s rights and interests in, to and under the Option to Purchase relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the outstanding principal of the loan and the total accumulated interest of $17,088 on October 31, 2025.

As of the end of the Current Period and Prior Period, amounts outstanding due to Manager and affiliates are shown as below:

Period	Series	Due to the Manager and its Affiliates	Consolidated
Current Period	#URL1	$29	$29
Prior Period	#URL1	$29	$125,029
	RSE Innovation	$125,000

ITEM 6. OTHER SIGNIFICANT INFORMATION

None.

ITEM 7.  FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2025 AND 2024

CONTENTS

PAGE

RSE INNOVATION, LLC AND VARIOUS SERIES:

Years Ended December 31, 2025 and 2024 Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting FirmF-1

Consolidated Balance SheetsF-3

Consolidated Statements of OperationsF-6

Consolidated Statements of Members’ Equity / (Deficit) F-9

Consolidated Statements of Cash Flows F-11

Notes to Consolidated Financial Statements F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

RSE Innovation, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RSE Innovation, LLC (the "Company") on a consolidated basis and for each listed Series as of December 31, 2025 and 2024, and the related statements of operations, members' equity, and cash flows for the Company on a consolidated basis and for each listed Series for each of the years then ended and the related notes (collectively referred to as the "financial statements").  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company on a consolidated basis and for each listed Series as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the Company on a consolidated basis and for each listed Series for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern.  As discussed in Note A to the financial statements, the Company does not have sufficient cash or cash equivalents, and it does not expect to generate any income or cash flows from operations for the foreseeable future, as a result, its lack of liquidity raises substantial doubt about its ability to continue as a going concern.  Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S.  federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Underlying Collectible Assets

As described in Note B7 to the financial statements, underlying collectible assets of the Company and each listed Series are considered are reported at carrying amount, which includes cost-basis purchase price, any capitalized improvement and acquisition expenses, and any adjustments for impairment charges. The purchase price for the certain collectible assets held by the Company and each listed Series is predicated on the asset’s authenticity, which is supported by authenticity documentation that the Company obtains upon purchase. There is judgment involved in the authentication for these assets that the Company obtains based on the source of the authentication. In addition, all underlying collectible assets are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount for an underlying collectible asset may not be recoverable.  Recoverability of these assets is measured by a comparison of the carrying amount of the underlying collectible asset to the expected fair value of the underlying collectible asset, which involves judgment from management relative to evaluating actual comparable market transactions for similar assets, estimating potential earnings of the asset, or the expected amount recoverable on a sale of the asset.  As of December 31, 2025, there were ten underlying collectible assets held by the Company and each listed Series with a total carrying value of $29,774,589, and there was no impairment charge recognized during the year ended December 31, 2025 related to these assets.

We identified the valuation of the underlying collectible assets as a critical audit matter due to the significant judgments by management related to authenticity or in estimating the expected fair value for underlying collectible assets.  For certain assets management relied on judgment for the nature of the authentication documentation obtained as well as the judgment of authenticators on the purchase of assets, which will determine the carrying value and also creates a certain level of subjectivity as whether the carrying value of the asset is appropriate. In addition, the impairment evaluation for the underlying collectible assets is sensitive to significant assumptions utilized by management such as including comparable market transactions for similar assets, estimating potential earnings, and estimating expected amount recoverable on the sale of an asset.  This in turn led to a high degree of auditor judgement, subjectivity, and effort in performing procedures for evaluating management's significant assumptions relating to the carrying value reported for each underlying collectible asset.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included gaining an understanding of the controls in place relating to obtaining authenticity on the purchase of assets and the subsequent evaluation for impairment.  Our procedures also included, among others, evaluating evidence for insurance coverage in place during the audit period that protects against counterfeits, testing and evaluating management’s analysis of authentication on an asset as of the reporting date, physically observing the assets owned, examining the authenticity documentation maintained, evaluating the reputation of authenticators, evaluating management's process for developing the estimated fair value of each underlying collectible asset, obtaining evidence supporting comparable market transactions for similar assets, performing inquiries of management, and considering how current economic conditions and industry trends could impact the carrying value of each underlying collectible asset.  When assessing the assumptions relating to the fair value of underlying collectible assets, we evaluated whether the assumptions used were reasonable and considered whether they were consistent with evidence obtained in other areas of the audit.

We have served as the Company's auditor since 2021.

EISNERAMPER LLP

New York, New York

April 29, 2026

RSE INNOVATION, LLC

Consolidated Balance Sheets as of December 31, 2025

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Series #STEGO
Assets
Current Assets
Cash and Cash Equivalents	$ 2,011	$ 8,463	$ 7,353	$ 1,656	$ 54,225
Prepaid Insurance	-	-	817	-	-
Prepaid Utilities	56	89	-	-	-
Accounts Receivable	390	638	-	50	-
Total Current Assets	2,456	9,190	8,170	1,706	54,225
Other Assets
Innovation Asset - Owned	125,450	175,029	184,962	902,425	13,625,000
Cryptocurrency Assets	-	-	24,870	-	-
TOTAL ASSETS	$ 127,906	$ 184,218	$ 218,001	$ 904,131	$ 13,679,225

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 29	$ 48	$ 65	$ 4	$ -
Income Taxes Payable	30	106	-	-	-
Accrued Property Tax	-	-	224	-	-
Due to the Manager or its Affiliates	-	29	-	-	-
Total Liabilities	59	182	289	4	-
Member's Equity
Membership Contributions	126,350	176,625	232,500	903,925	13,680,000
Capital Contribution for Operating Expense	1,190	1,959	20,750	431	252
Distribution to RSE Innovation	-	-	-	-	(775)
Retained Earnings / (Accumulated Deficit)	308	5,452	(35,538)	(229)	(252)
Members' Equity	127,848	184,036	217,712	904,127	13,679,225
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 127,906	$ 184,218	$ 218,001	$ 904,131	$ 13,679,225

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Balance Sheets as of December 31, 2025

	Series #1787	Series #KARUIZAWA22	Series #KARUIZAWA23	Series #16LEBRON	Series #BARO	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 1,950	$ 1,500	$ 1,500	$ 327	$ 18,000	$ 97,710
Prepaid Insurance	25	-	-	21	-	863
Prepaid Utilities	-	-	-	-	-	145
Accounts Receivable	-	-	-	-	-	1,078
Total Current Assets	1,975	1,500	1,500	348	18,000	99,796
Other Assets
Innovation Asset - Owned	953,050	240,000	240,000	953,673	12,375,000	29,774,589
Cryptocurrency Assets	-	-	-	-	-	24,870
TOTAL ASSETS	$ 955,025	$ 241,500	$ 241,500	$ 954,021	$ 12,393,000	$ 29,899,255

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ -	$ 2	$ -	$ 651
Income Taxes Payable	-	-	-	-	-	135
Accrued Property Tax	-	-	-	-	-	224
Due to the Manager or its Affiliates	-	-	-	-	-	29
Total Liabilities	3	-	-	2	-	1,039
Member's Equity
Membership Contributions	955,575	241,500	241,500	954,000	12,420,000	29,931,975
Capital Contribution for Operating Expense	364	186	186	181	26	62,919
Distribution to RSE Innovation	(575)	-	-	-	(27,000)	-
Retained Earnings / (Accumulated Deficit)	(341)	(186)	(186)	(162)	(26)	(96,678)
Members' Equity	955,023	241,500	241,500	954,019	12,393,000	29,898,215
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 955,025	$ 241,500	$ 241,500	$ 954,021	$ 12,393,000	$ 29,899,255

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Balance Sheets as of December 31, 2024

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 831	$ 2,282	$ 47,538	$ 1,500	$ 52,152
Due From the Manager or its Affiliates	-	-	-	-	-
Prepaid Insurance	-	-	799	-	799
Prepaid Utilities and other	56	89	64	-	209
Accounts Receivable, net	1,275	6,891	-	168	8,334
Total Current Assets	2,162	9,262	48,402	1,668	61,494
Other Assets
Innovation Asset - Deposit	-	-	-	-	1,375,000
Innovation Asset - Owned	125,450	175,029	184,962	902,425	1,387,866
TOTAL ASSETS	$ 127,612	$ 184,291	$ 233,364	$ 904,093	$ 2,824,360

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 96	$ 710	$ 141	$ 13	$ 959
Insurance Payable	-	-	-	-	-
Income Taxes Payable	14	536	-	-	551
Accrued Property Tax	-	-	267	-	267
Accrued Interest	-	-	-	-	10,958
Notes Payable	-	-	-	-	1,250,000
Due to the Manager or its Affiliates	-	29	-	-	125,029
Total Liabilities	110	1,275	408	13	1,387,764
Member's Equity
Membership Contributions	126,350	176,625	232,500	903,925	1,439,400
Capital Contribution for Operating Expense	886	1,152	13,767	160	15,175
Distribution to RSE Innovation	-	-	-	-	-
Retained Earnings / (Accumulated Deficit)	266	5,239	(13,311)	(5)	(17,979)
Members' Equity	127,502	183,016	232,956	904,081	1,436,596
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 127,612	$ 184,291	$ 233,364	$ 904,093	$ 2,824,360

(1)

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Operations

Year Ended December 31, 2025

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Series #STEGO
Revenues, expenses, gains and losses
Revenue	$ 390	$ 638	$ -	$ 50	$ -
Storage	-	-	-	-	-
Maintenance	(47)	(48)	(1,850)	(4)	-
Bookkeeping and Accounting Fees	(271)	(271)	(271)	(271)	(252)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	(185)	-	-
Property Tax	-	-	(224)	-	-
Utilities	-	-	(2,685)	-	-
Insurance	-	-	(1,881)	-	-
Interest Expense	-	-	-	-	-
Loss on Change in value of Cryptocurrency	-	-	(15,130)	-	-
Income / (Loss) Before Income Taxes	71	319	(22,227)	(225)	(252)
Provision for Income Taxes	(30)	(106)	-	-	-
Net Income / (Loss)	$ 42	$ 213	$ (22,227)	$ (225)	$ (252)

Basic and Diluted (Loss) per Membership Interest	$ 0.00	$ 0.01	$ (0.47)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	14,000	19,500	47,000	47,500	200,000

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Operations

Year Ended December 31, 2025

	Series #1787	Series #KARUIZAWA22	Series #KARUIZAWA23	Series #16LEBRON	Series #BARO	Consolidated
Revenues, expenses, gains and losses
Revenue	$ -	$ -	$ -	$ -	$ -	$ 1,078
Storage	(6)	-	-	(2)	-	(10)
Maintenance	-	-	-	-	-	(1,949)
Bookkeeping and Accounting Fees	(208)	(186)	(186)	(89)	(26)	(2,032)
Marketing Expense	-	-	-	-	-	(28,350)
Banking Fees	-	-	-	-	-	(185)
Property Tax	-	-	-	-	-	(224)
Utilities	-	-	-	-	-	(2,685)
Insurance	(127)	-	-	(71)	-	(2,078)
Interest Expense	-	-	-	-	-	(26,998)
Loss on Change in value of Cryptocurrency	-	-	-	-	-	(15,130)
Income / (Loss) Before Income Taxes	(341)	(186)	(186)	(162)	(26)	(78,564)
Provision for Income Taxes	-	-	-	-	-	(135)
Net Income / (Loss)	$ (341)	$ (186)	$ (186)	$ (162)	$ (26)	$ (78,699)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	20,000	10,000	10,000	55,000	200,000

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Operations

Year Ended December 31, 2024

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Consolidated
Revenues, expenses, gains and losses
Revenue	$ 581	$ 3,221	$ -	$ 168	$ 3,970
Storage	-	-	-	-	-
Maintenance	(95)	(710)	(1,760)	(13)	(2,579)
Bookkeeping and Accounting Fees	(259)	(259)	(257)	(160)	(936)
Ongoing Registrar Fees	-	(44)	-	-	(44)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Property Tax	-	-	(268)	-	(268)
Utilities	-	-	(2,716)	-	(2,716)
Insurance	-	-	(1,790)	-	(1,789)
Interest Expense	-	-	-	-	(10,958)
Loss on Impairment of Other Assets	-	-	-	-	-
Income / (Loss) Before Income Taxes	227	2,208	(6,791)	(5)	(15,320)
Provision for Income Taxes	(99)	(849)	-	-	(948)
Net Income / (Loss)	$ 128	$ 1,359	$ (6,791)	$ (5)	$ (16,268)

Basic and Diluted (Loss) per Membership Interest	$ 0.01	$ 0.07	$ (0.14)	$ (0.00)
Weighted Average Membership Interests	14,000	19,500	47,000	47,500

(1)

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Years Ended December 31, 2025 and 2024

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Series #STEGO
Balance January 1, 2024	$ 126,976	$ 180,952	$ 233,146	$ -
Distribution	-	-	-	-
Membership Contributions	-	-	-	903,925
Capital Contribution for Operating Expenses	399	705	6,601	160
Distribution to RSE Innovation	-	-	-	-
Distribution to Series	-	-	-	-
Net Income / (Loss)	128	1,359	(6,792)	(5)
Balance December 31, 2024	$ 127,502	$ 183,016	$ 232,956	$ 904,081	$ -
Distribution
Membership Contributions	-	-	-	-	13,680,000
Capital Contribution for Operating Expenses	304	808	6,983	271	252
Distribution to RSE Innovation	-	-	-	-	(775)
Distribution to Series
Net Income / (Loss)	42	213	(22,227)	(225)	(252)
Balance December 31, 2025	$ 127,848	$ 184,037	$ 217,712	$ 904,127	$ 13,679,225

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Member’s Equity / (Deficit)

Year Ended December 31, 2025 and 2024

	Series #1787	Series #KARUIZAWA22	Series #KARUIZAWA23	Series #16LEBRON	Series #BARO	Consolidated
Balance January 1, 2024						$ 541,074
Distribution						-
Membership Contributions						903,925
Capital Contribution for Operating Expenses						7,865
Distribution to RSE Innovation						-
Distribution to Series						-
Net Income / (Loss)						(16,268)
Balance December 31, 2024	$ -	$ -	$ -	$ -	$ -	$ 1,436,596
Distribution						-
Membership Contributions	955,575	241,500	241,500	954,000	12,420,000	28,492,575
Capital Contribution for Operating Expenses	364	186	186	181	26	47,744
Distribution to RSE Innovation	(575)	-	-	-	(27,000)	-
Distribution to Series
Net Income / (Loss)	(341)	(186)	(186)	(162)	(26)	(78,699)
Balance December 31, 2025	$ 955,023	$ 241,500	$ 241,500	$ 954,019	$ 12,393,000	$ 29,898,216

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Cash Flows

Year Ended December 31, 2025

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Series #STEGO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 42	$ 213	$ (22,227)	$ (225)	$ (252)
Adjustments to reconcile net (loss) cash
Expenses Paid by Manager and Contributed to the Company / Series	304	807	6,983	271	252
Change in value on Cryptocurrency assets	-	-	15,130	-	-
Prepaid Insurance	-	-	(17)	-	-
Prepaid Utilities	-	-	64	-	-
Accounts Receivable	885	6,253	-	118	-
Accounts Payable	(66)	(662)	(76)	(9)	-
Accrued Interest	-	-	-	-	-
Income Taxes Payable	15	(430)	-	-	-
Accrued Property Tax	-	-	(44)	-	-
Net cash (used in) / provided by operating activities	1,180	6,180	(185)	156	-
Cash flow from investing activities:
Deposits on Innovation assets	-	-	-	-	-
Investment in Innovation assets	-	-	-	-	(3,125,000)
Purchase of Cryptocurrency assets	-	-	(40,000)	-	-
Cash used in investing activities	-	-	(40,000)	-	(3,125,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	3,180,000
Distribution from Series to RSE Innovation	-	-	-	-	(775)
Cash provided by / (used in) financing activities	-	-	-	-	3,179,225

Net change in cash	1,180	6,180	(40,185)	156	54,225
Cash beginning of period	831	2,282	47,538	1,500	-
Cash end of period	$ 2,011	$ 8,463	$ 7,353	$ 1,656	$ 54,225
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration					$10,500,000

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Cash Flows

Year Ended December 31, 2025

	Series #1787	Series #KARUIZAWA22	Series #KARUIZAWA23	Series #16LEBRON	Series #BARO	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (341)	$ (186)	$ (186)	$ (162)	$ (26)	$ (78,699)
Adjustments to reconcile net (loss) cash
Expenses Paid by Manager and Contributed to the Company / Series	364	186	186	181	26	47,744
Change in value on Cryptocurrency assets	-	-	-	-	-	15,130
Prepaid Insurance	(25)	-	-	(21)	-	(64)
Prepaid Utilities	-	-	-	-	-	64
Accounts Receivable	-	-	-	-	-	7,256
Accounts Payable	3	-	-	2	-	(308)
Accrued Interest	-	-	-	-	-	(10,958)
Income Taxes Payable	-	-	-	-	-	(416)
Accrued Property Tax	-	-	-	-	-	(44)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(20,294)
Cash flow from investing activities:
Deposits on Innovation assets	-	-	-	-	-	(1,000,000)
Investment in Innovation assets	(853,003)	(240,000)	(240,000)	(953,673)	(2,375,000)	(6,786,676)
Purchase of Cryptocurrency assets	-	-	-	-	-	(40,000)
Cash used in investing activities	(853,003)	(240,000)	(240,000)	(953,673)	(2,375,000)	(7,826,676)

Cash flow from financing activities:
Proceeds from sale of membership interests	855,528	241,500	241,500	954,000	2,420,000	7,892,528
Distribution from Series to RSE Innovation	(575)	-	-	-	(27,000)	-
Cash provided by / (used in) financing activities	854,953	241,500	241,500	954,000	2,393,000	7,892,528

Net change in cash	1,950	1,500	1,500	327	18,000	45,558
Cash beginning of period	-	-	-	-	-	52,152
Cash end of period	$ 1,950	$ 1,500	$ 1,500	$ 327	$ 18,000	$ 97,710
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	$100,047	-	-	-	$10,000,000	$ 20,600,047

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Consolidated Statements of Cash Flows

Year Ended December 31, 2024

	Series #URL2	Series #URL1	Series #MANTLE319	Series #URL5	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 128	$ 1,359	$ (6,791)	$ (5)	$ (16,268)
Adjustments to reconcile net (loss) cash
Expenses Paid by Manager and Contributed to the Company / Series	398	705	6,601	161	7,865
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Innovation asset	-	-	-	-	-
Prepaid Insurance	-	-	(67)	-	(67)
Prepaid Utilities and other	(56)	(89)	(64)	-	(209)
Accounts Receivable	(581)	(3,221)	-	(168)	(3,970)
Accounts Payable	96	710	54	12	873
Accrued Interest	-	-	-	-	10,958
Income Taxes Payable	(54)	(679)	-	-	(732)
Accrued Property Tax	-	-	267	-	267
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	125,000
Net cash (used in) / provided by operating activities	(69)	(1,215)	-	-	123,717
Cash flow from investing activities:
Deposits on Innovation asset	-	-	-	-	(1,375,000)
Investment in Innovation asset	-	-	-	(189,925)	(189,925)
Proceeds from Disposition of Asset	-	-	-	-	-
Cash used in investing activities	-	-	-	(189,925)	(1,564,925)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	191,425	191,425
Proceeds from borrowings on issuance of debt, net of repayments	-	-	-	-	1,250,000
Distribution to the Manager or its Affiliates	-	-	-	-	-
Contribution from Series to RSE Innovation	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	191,425	1,441,425

Net change in cash	(69)	(1,215)	-	1,500	217
Cash beginning of year	900	3,497	47,538	-	51,935
Cash end of year	$ 831	$ 2,282	$ 47,538	$ 1,500	$ 52,152
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration				712,500	$ 712,500
Forgiveness of amounts due to manager and Contributed to the Company/Series					$ -

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE A – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Innovation, LLC (the “Company,” “RSE Innovation,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on May 20, 2020.  The Company’s core business is the identification, acquisition, marketing and management of certain assets including digital assets and noteworthy real estate assets, and of collectible items, including historical documents, memorabilia, alcohol and archaeological artifacts, collectively referred to as “Innovation Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Innovation Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Innovation Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. Rally Holdings is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by certain series of the Company in its role as the asset manager of such Series. DomainX, LLC, a Wyoming limited liability company (“DomainX”) serves as asset manager with respect to Series #URL5 and Series #URL6.  The relevant asset manager of each series is at times referred to herein as the “Asset Manager.”

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Innovation Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by Rally Holdings. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2025, and December 31, 2025. “Prior Period” refers to the time period between January 1, 2024 and December 31, 2024.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or Rally Holdings and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE A – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion. The amount of the maximum Sourcing Fee is determined by the Manager in its sole discretion and generally is calculated by reference to the difference between the Manager's estimate of the fair market value of the Underlying Asset at or prior to the time of an Offering (which estimate is based on the Manager's experience with assets in the same or a similar asset class, the value of comparable assets and other factors) and the purchase price that the Manager negotiated for the acquisition of the Underlying Asset. Any amount paid to the Manager as the Sourcing Fee in connection with an Offering is not capitalized as a cost of the related Underlying Asset but is instead recorded as a cost of the Offering.

Brokerage Fee:  With respect to Offerings, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities. The BOR has agreed to accept a flat-rate Brokerage Fee with respect to the Series #STEGO and Series #BARO Offerings in light of the large number of interests being issued to the Asset Seller.

Custody Fee: North Capital Private Securities Corporation (“NCPS”) operates the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) used by the Company. NCPS became the Custodian beginning January 2, 2024. NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and will not be an obligation to the Company or any Series.

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE A – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets are self-insured by the Series that owns the underlying asset, Rally Holdings and the Manager, and all take the full risk of loss on these Underlying Assets. Certain assets are covered under specialized insurance policies maintained by third-party operators. In the case of alcohol and archaeological asset classes, risk is partially mitigated through storage, custody and handling arrangements with third-party facilities, which may maintain their own insurance coverage.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed at the sole discretion of the Manager. During the Current Period, the Company financed certain activities through third-party loans. See Note D – Debt for additional information.

During the Current Period, Series #URL2, Series #URL1 and Series #URL5 generated net income and had sufficient cash and cash equivalent balances as of the end of the Current Period to fund their operations and continue as a going concern for a period of twelve months following the date of this filing. The Offering for Series #MANTLE319, #STEGO, #1787, #KARUIZAWA22, #KARUIZAWA23, #16LEBRON and #BARO generated excess cash on closing such that each Series also had sufficient cash and cash equivalents as of the end of the Current Period that we expect will be sufficient to fund its operations and continue as a going concern for a period of twelve months following the date of this filing.

As of the end of the Current Period, the Company was reliant on the Manager or its affiliates to finance its activities through capital contributions. The Company does not have sufficient cash or cash equivalents and also it does not expect to generate any income or cash flows from operations for the foreseeable future. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company. If the Company does not continue to obtain financing from the Manager or RSE Markets, Inc., it will be unable to pay its obligations as they come due. As a result, these conditions raise substantial doubt about the Company's ability to continue as a going concern for the twelve months following the date of this filing.

Certain Series generated revenues. The Company and each Series account for revenues in accordance with ASC 606, Revenue from Contracts with Customers (as described in Note E – Revenue, Expense and Cost Allocation Methodology). Each Series will continue to incur Operating Expense (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series for which a closing had occurred as of the date of the financial statements that had commenced operations were capitalized and had assets. Additionally, various Series have liabilities. The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In cases where an Underlying Asset is transferred to the Series in advance of the launching of the related Offering, separate financial statements are presented for such Series before the closing of the related Offering.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Accounts Receivable:

Accounts receivable consist of trade receivables from customers. We record accounts receivable at its net realizable value, recognizing an allowance for credit loss based on our best estimate of expected credit losses on our existing accounts receivable. Balances are written off against the allowance after all means of collection have been exhausted and the possibility of recovery is considered remote. The Company estimates expected credit losses on accounts receivable by evaluating historical experience, current conditions and reasonable forecasts. As of the end of the Current Period and Prior Period, we recorded consolidated accounts receivable, net allowance for credit losses as below. There was $0 allowance for credit losses for the Current Period and Prior Period.

Accounts Receivable
Current Period	$1,078
Prior Period	$8,334
Beginning of Prior Period	$4,364

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include asset verification, storage, marketing costs, maintenance, utilities, insurance, property tax, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense, as described in Note B – Summary of Significant Accounting Policies – Capital Assets), cloud storage, bookkeeping and accounting fees, custodial fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”. We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company or Series and are summarized in the table below.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$38,183	$9,561	$47,744
Prior Period	$-	$7,865	$7,865

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains/(loss) on sale and investment income as presented in the Consolidated Statements of Operations.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager, capitalized costs which include capitalized improvement costs and “Acquisition Expenses,” which include acquisition costs for pre-purchase inspection, pre-Offering refurbishment, or other costs as detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and, therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment charges on collectible assets during the Current Period or the Prior Period.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series, unless an Underlying Asset is transferred to the Series in advance for the launching of an Offering. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series that are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Innovation” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

Special Terms Relating to Certain Interests in Series #BARO

In accordance with the purchase option agreement (the “Option to Purchase”) relating to the Underlying Asset of Series #BARO, the Asset Seller is entitled to receive $10,000,000 of the total purchase price for such Underlying Asset in the form of Interests issued pursuant to the Series #BARO Offering. The Option to Purchase further provides that, if less than 20% of the bone mass of the skull of the Underlying Asset has been identified at the time of Asset Delivery (as defined in the Option to Purchase), the number of Series Interests that the Asset Seller is entitled to receive as a portion of the purchase price shall be reduced in an amount having a dollar value of $1,000,000, or 16,000 Interests (the “Skull Adjustment”).

In the event that the Skull Adjustment is effectuated, the Company will record a corresponding reduction in the cost of the Underlying Asset and, if the Skull Adjustment is effectuated after the Closing of the Series #BARO Offering, 16,000 Interests previously issued to the Asset Seller will be automatically forfeited and cancelled, and the Company will also record a corresponding reduction in the Membership Contributions for Series #BARO.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Innovation Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized of Underlying Assets during the Current Period and Prior Period.

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Total
#URL2	(1)	$ 125,000	$ 450	$ 125,450
#URL1	(1)	175,000	29	175,029
#MANTLE319	(1)	176,369	8,593	184,962
#URL5	(1)	902,425	-	902,425
#STEGO	(1)	13,625,000	-	13,625,000
#1787	(1)	950,000	3,050	953,050
#KARUIZAWA22	(1)	240,000	-	240,000
#KARUIZAWA23	(1)	240,000	-	240,000
#16LEBRON	(1)	952,500	1,173	953,673
#BARO	(1)(2)	12,375,000	-	12,375,000
Total - Current Period		$ 29,761,294	$ 13,295	$ 29,774,589
Total before Current Period		$ 2,753,794	$ 9,072	$ 2,762,866

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)In accordance with the Skull Adjustment provision of the purchase option agreement relating to the Underlying Asset of Series #BARO, $1 million of the purchase price, corresponding to 16,000 Interests in Series #BARO, is subject to forfeiture and cancellation, which, if effectuated, would result in a corresponding reduction in capitalized costs of the Underlying Asset of Series #BARO.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Interests, Membership Contributions and Uses for closed Offerings:

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Distribution	Total
#URL2	2/3/2022	14,000	$ 140,000	$ 1,400	$ 11,200	$ 1,050	$ -	$ 126,350
#URL1	3/23/2022	19,500	195,000	1,950	14,963	1,463	-	176,625
#MANTLE319	11/13/2023	47,000	329,000	3,290	90,743	2,468	-	232,500
#URL5	5/21/2024	47,500	950,000	9,500	36,575	-	-	903,925
#STEGO	1/28/2025	200,000	13,750,000	25,000	45,000	-	-	13,680,000
#1787	3/26/2025	20,000	995,000	9,950	29,475	-	-	955,575
#KARUIZAWA22	4/25/2025	10,000	305,000	3,050	60,450	-	-	241,500
#KARUIZAWA23	4/25/2025	10,000	315,000	3,150	70,350	-	-	241,500
#16LEBRON	9/5/2025	55,000	1,100,000	11,000	135,000	-	-	954,000
#BARO	11/26/2025	200,000	12,500,000	25,000	55,000	-	-	12,420,000
Total		623,000	$ 30,579,000	$ 93,290	$ 548,755	$ 4,980	$ -	$ 29,931,975

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for the respective Series.

(1)Includes Membership Interests issued to Asset Seller.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

9.Income taxes:

Each Series, except for Series #STEGO and Series #BARO, has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify to be taxed as a corporation under the Code.  Each separate Series intends to be accounted for as described in ASC Topic 740,” Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the member is liable for income tax on its respective shares of taxable income.

10.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

11.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with generally accepted accounting principles. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at purchase price and are adjusted for subsequent changes in fair value at each balance sheet date. Changes in fair value at each balance sheet date are recognized in net income (loss) as a gain (loss) in the statements of operations.

12.Recently adopted accounting pronouncements:

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740). The new income tax standard will require significant additional disclosures, focused on the disclosure of income taxes paid and the rate reconciliation table. The new guidance should be applied prospectively, with retrospective application permitted, and is effective for fiscal years beginning after December 31, 2024. The Company’s adoption in the Current Period has an impact on disclosures with no impact on our consolidated results of operations, cash flows, nor financial position.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses, which requires additional disclosures of the nature of certain expenses within income statement captions. The standard introduces a tabular disclosure of specified natural expense categories (e.g., inventory purchases, employee compensation, depreciation, amortization) included within relevant line items on the face of the income statement, along with qualitative descriptions of remaining amounts. It also requires disclosure of certain expense, gain, or loss amounts already required under U.S. GAAP and the total amount of selling expenses, including the definition of selling expenses in annual periods. This ASU is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The adoption will affect disclosures only and will not impact our consolidated results of operations, cash flows, or financial position.

In July 2025, the Financial Accounting Standards Board ("FASB”) issued Accounting Standards Update ("ASU”) No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Clarifying the Scope of the Current Expected Credit Losses Model, which clarifies the application of the CECL model to accounts receivable and certain other financial assets. We adopted ASU 2025-05 during the year ended December 31, 2025. The adoption did not have a material impact on the Company’s consolidated results of operations, cash flows, or financial position.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make interest-bearing loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset. There were no such loans from affiliates of the Manager during the Current Period and the Prior Period.

From time to time Rally Holdings, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

As of the end of the Current Period and Prior Period, amounts outstanding due to Manager and affiliates are shown as below:

Period	Series	Due to the Manager and its Affiliates	Consolidated
Current Period	#URL1	$29	$29
Prior Period	#URL1	$29	$125,029
	RSE Innovation	$125,000

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

The following table sets forth affiliated entities with greater than ten percent of any Series as of December 31, 2025:

Title of Class	Beneficial Owner	Number of Interests Owned	Percent of Class
#16LEBRON	Stone Ridge Asset Management (2)	36,000	65%
#1787	Stone Ridge Asset Management (2)	7,940	40%
#BARO	Stone Ridge Asset Management (2)	22,654	11%
#KARUIZAWA22	Stone Ridge Asset Management (2)	5,554	56%
#KARUIZAWA23	Stone Ridge Asset Management (2)	5,668	57%
#MANTLE319	Stone Ridge Asset Management (2)	19,749	42% (3)
#STEGO	Stone Ridge Asset Management (2)	20,086	10%
#URL1	DomainX, LLC (4)	14,295	73%
#URL2	DomainX, LLC (4)	4,900	35%
#URL5	DomainX, LLC (4)	35,816	75%

The Manager entered into a Domain Name Management Agreement with DomainX, LLC, dated August 16, 2021, pursuant to which DomainX, LLC provides services for generating revenues for certain domain names, including those owned by Series #URL1, Series #URL2 and Series #URL5. During the Current Period, all revenues reported by Series #URL2, Series #URL1 and Series #URL5 were generated as a result of this agreement. DomainX, LLC is also the custodian of the Underlying Asset of Series #URL5. As of the end of the Current Period, $1,078 of accounts receivable was due from DomainX and $81 relating to revenue services fees was due to DomainX, all of which has been collected and paid in full as of the date of this filing.

Stone Ridge Asset Management Loan

The Company obtained a secured loan on October 17, 2024 with an original principal amount of $1,250,000 from Stone Ridge Asset Management LLC (“SRAM”), which accrued interest at a rate of 4.21% per annum; a secured loan on January 16, 2025 with an original principal amount of $700,000 from SRAM, which accrued interest at a rate of 4.24% per annum; and a secured loan on May 30, 2025 with an original principal amount of $1,000,000 from SRAM, which accrued interest at a rate of 4.05% per annum. See Note D – Debt of our accompanying Notes to Consolidated Financial Statements for more information.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE D - DEBT

The Company obtained a secured loan on October 17, 2024, with an original principal amount of $1,250,000 from Stone Ridge Asset Management LLC (“SRAM”), which accrued interest at a rate of 4.21% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan within 14 business days of the Series #STEGO Offering Closing, or by such later date as agreed to by SRAM, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by Underlying Asset of Series #STEGO and the Company’s rights and interests in, to and under the Option to Purchase relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the outstanding principal of the loan on January 28, 2025 and the total accumulated interest on the loan of $14,850 on October 31, 2025.

The Company obtained a secured loan on January 16, 2025, with an original principal amount of $700,000 from SRAM, which accrued interest at a rate of 4.24% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan on or prior to the earlier of March 31, 2025 or within 14 business days of the Series #1787 Offering Closing, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by Underlying Asset of Series #1787 and the Company’s rights and interests in, to and under the Asset Purchase Agreement relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the outstanding principal of the loan on March 31, 2025 and the total accumulated interest on the loan of $6,017 on October 31, 2025.

The Company obtained a secured loan on May 30, 2025, with an original principal amount of $1,000,000 from SRAM, which accrued interest at a rate of 4.05% per annum, the Applicable Federal Rate at the time of the loan. Other key terms of the loan included (i) the requirement to repay the loan within 14 business days of the Series #BARO Offering Closing, or by such later date as agreed to by SRAM, and (ii) the ability for the Company to prepay the loan at any time. The loan was secured by Underlying Asset of Series #BARO and the Company’s rights and interests in, to and under the Option to Purchase relating to such Underlying Asset, which security interest was released upon repayment of the loan principal out of the proceeds of the related Series Offering. The Company paid in full the outstanding principal of the loan and the total accumulated interest of $17,088 on October 31, 2025.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

The Company accounts for revenues in accordance with ASC 606, Revenue from Contracts with Customers, and its related amendments. We recognize revenue when control of contracted services or product is transferred to a third-party in an amount that reflects the consideration we expected to be entitled in exchange for a service or product. We determine revenue recognition through the following steps:

•identification of a contract with a customer;

•identification of the performance obligations in the contract;

•determination of the transaction price;

•allocation of the transaction price to the performance obligations in the contract; and

•recognition of revenue when or as the performance obligations are satisfied.

Underlying Assets can generate revenue through leasing or licensing and royalties arrangements, from sponsorship and advertising or through asset merchandising as follows:

•Asset Leasing:  renting the Underlying Asset to a third party over a defined period of time for the payment of fees, typically on a monthly basis based on a signed agreement. Revenue recognition is based solely on contractual payments and any upfront fees can result in deferred revenues.

•Licensing & Royalties:  granting the right for third parties to display, perform or access the Underlying Asset for a fixed fee or a fee calculated as a percentage of the revenue generated by such activities.

•Sponsorship & Advertising: enabling third-party brands to display advertising on or in connection with the Underlying Asset for the payment of fees, typically on a Cost per Impression (CPM), Cost per Click (CPC), or Cost per Action (CPA) basis, or otherwise depending on the terms of the arrangement.

•Asset Merchandising:  selling goods or services related to the Underlying Asset.

During the Current Period and Prior Period, certain Series generated revenues through advertising from a domain parking arrangement as below:

Series	Revenues during the Current Period	Revenues during the Prior Period
#URL2	$390	$581
#URL1	$638	$3,221
#URL5	$50	$168
Total	$1,078	$3,970

     Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees, and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred.

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

Allocation Methodology or Description by Category

•Revenue: Certain Series have generated revenues directly attributable to their Underlying Assets to date. Revenues are accounted for in accordance with ASC 606, Revenue from Contracts with Customers.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example identification fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: NCPS became the Custodian beginning January 2, 2024. North Capital, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and will not be an obligation to the Company or any Series.

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including asset verification, storage, marketing costs, maintenance, utilities, insurance, property tax and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Cloud storage: based on the number of Underlying Assets in the cloud storage

▪Insurance: based on the number of Underlying Assets insured, except for certain assets that are either self-insured or insured by a third party

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Custodial fees: based on the number of Underlying Assets

▪Appraisal and valuation fees: based on the number of Underlying Assets

▪Ongoing registrar fees: allocated directly to the Underlying Asset

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes, if any, applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

There was no Free Cash Flow available for distribution for the Current Period and Prior Period. As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES (CONTINUED)

plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

NOTE G – INCOME TAX

Each Series, except for Series #STEGO and Series #BARO, has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity.

A provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series that generated income. No provision for income taxes is presented for any Series that incurred net losses. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized. Net deferred tax assets are fully offset by a valuation allowance, and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, May 20, 2020, do not expire for federal income tax purposes.

The Series designated in the table below have generated pre-tax income during the Current Period. As a result, the Company has recorded a provision for income taxes as shown below.

Provision for income taxes
		Current Period			Prior Period
Series	Current	Deferred	Total	Current	Deferred	Total
#URL2	$ 30	$ -	$ 30	$ 99	$ -	$ 99
#URL1	106	-	106	849	-	849
#MANTLE319	-	-	-	-	-	-
#URL5	-	-	-	-	-	-
#STEGO	-	-	-	-	-	-
#1787	-	-	-	-	-	-
#KARUIZAWA22	-	-	-	-	-	-
#KARUIZAWA23	-	-	-	-	-	-
#16LEBRON	-	-	-	-	-	-
#BARO	-	-	-	-	-	-
Total	$ 135	$ -	$ 135	$ 949	$ -	$ 949

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE G – INCOME TAX (CONTINUED)

Reconciliation of the provision for/ (benefit from) income taxes recorded in the consolidated statements of operations with the amounts computed at the statutory federal tax rates is shown below. The Company has elected to be treated as a disregarded entity; thus, for the Current Period and the Prior Period the only tax effected components of deferred tax assets and deferred tax liabilities related to closed Series. The only two Series with respect to which the Company does not intend to elect to be taxed as a “C” corporation are Series #STEGO and Series #BARO, which are passthrough entities and therefore there is no provision for tax at these Series.

Rate Reconciliation in Current Period
Series	Federal Tax Expense/(Benefit) at Statutory Rate	New York State income tax rate, net of federal benefit	Change in Valuation Allowance	Effective Tax Rate	Federal Tax Expense / (Benefit) at Statutory Rate	New York State and Local Provision	Change in Valuation Allowance	Provision / (Benefit) for Income Taxes
#URL2	21%	20%	0%	41%	$ 15	$ 15	$ -	$ 30
#URL1	21%	12%	0%	33%	57	49	-	106
#MANTLE319	-21%	0%	21%	0%	(4,667)	-	4,667	-
#URL5	-21%	0%	21%	0%	(47)	-	47	-
#1787	-21%	0%	21%	0%	(72)	-	72	-
#KARUIZAWA22	-21%	0%	21%	0%	(39)	-	39	-
#KARUIZAWA23	-21%	0%	21%	0%	(39)	-	39	-
#16LEBRON	-21%	0%	21%	0%	(34)	-	34	-
					$ (4,827)	$ 63	$ 4,898	$ 135

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE G – INCOME TAX (CONTINUED)

Rate Reconciliation in Prior Period
Series	Federal Tax Expense/(Benefit) at Statutory Rate	New York State income tax rate, net of federal benefit	Change in Valuation Allowance	Effective Tax Rate	Federal Tax Expense / (Benefit) at Statutory Rate	New York State and Local Provision	Change in Valuation Allowance	Provision / (Benefit) for Income Taxes
#URL2	21%	23%	0%	44%	$ 48	$ 52	$ -	$ 99
#URL1	21%	17%	0%	38%	464	386	-	849
#MANTLE319	-21%	0%	21%	0%	(1,426)	-	1,426	-
#URL5	-21%	0%	21%	0%	(1)	-	1	-
					$ (916)	$ 437	$ 1,427	$ 949

Tax effected components of deferred tax assets and deferred tax liabilities at the end of the Current Period and the Prior Period, consisting of net operating losses, were as follows:

Deferred Tax Assets
	Current Period				Prior Period
Applicable Series	Federal Loss Carry-forward	Other	Valuation Allowance	Net Deferred Tax Asset	Federal Loss Carry-forward	Valuation Allowance	Net Deferred Tax Asset
#URL2	$ -	$ -	$ -	$ -	$ -	$ -	$ -
#URL1	-	-	-	-	-	-	-
#MANTLE319	(4,299)	(3,177)	7,476	-	(2,809)	2,809	-
#URL5	(48)	-	48	-	(1)	1	-
#1787	(72)	-	72	-	-	-	-
#KARUIZAWA22	(39)	-	39	-	-	-	-
#KARUIZAWA23	(39)	-	39	-	-	-	-
#16LEBRON	(34)	-	34	-	-	-	-
Total	$ (4,531)	$ (3,177)	$ 7,709	$ -	$ (2,810)	$ 2,810	$ -

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE G – INCOME TAX (CONTINUED)

Based on consideration of the available evidence including historical losses a valuation allowance has been recognized to offset deferred tax assets, as management was unable to conclude that realization of deferred tax assets were more likely than not.

Due to the change in ownership provisions of the Internal Revenue Code (“IRC”) Section 382, the availability of net operating loss carryforwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards.  Based on the provisions of IRC Section 382, the Company believes it is highly unlikely any of the threshold that would trigger an NOL limitation for a Series have occurred. The Company analyzes the ability for a Series to utilize NOL carryforwards at the time of an asset sale or in a year in which a Series has income and to date, for all Series that have had an asset sale or had income and utilized NOL carryforward none of these NOL utilizations were subject to an IRC Section 382 limitation. The Company will continue to monitor for all Series any IRC Section 382 limitation in the future.

NOTE H- CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Other

Certain assets are covered under specialized insurance policies maintained by third-party operators. In the case of alcohol and archaeological asset classes, risk is partially mitigated through storage, custody and handling arrangements with third-party facilities, which may maintain their own insurance coverage. While the Company believes these measures reduce the likelihood of material loss, the absence of comprehensive third-party insurance coverage might expose the Company, its affiliates or certain Series to potential losses that could be material to its financial position and results of operations.

NOTE I- SEGMENT REPORTING

Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer of RSE Markets, Inc.. The Company views its operations and manages its business as a single segment.

Each Series has the same CODM as the Company who views each individual Series as containing a single segment.

The Company manages business activities on a consolidated level and operates as a single operating segment dedicated to the identification, acquisition, marketing and management of certain assets for the benefit of investors. Revenues are derived for Series that utilize their underlying assets that are domain names. The accounting policies of the segment are the same as those of the Company and each listed Series as described in Note B – Summary of Significant Accounting Policies. All the Company’s and each listed Series’ long-lived assets are in the United States, except for the following Series, for which the Underlying Assets are held by a third-party custodian in Japan.

Series #KARUIZAWA22	Series #KARUIZAWA23

RSE INNOVATION, LLC

Notes to Consolidated Financial Statements

NOTE J- SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of this filing. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements. The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

EXHIBIT INDEX

Exhibit 2.1 – Amended and Restated Certificate of Formation for RSE Innovation, LLC (5)

Exhibit 2.2 – Third Amended and Restated Limited Liability Company Agreement of RSE Innovation, LLC (12)

Exhibit 2.3 – Certificate of Formation for RSE Innovation Manager, LLC (1)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Innovation Manager, LLC (2)

Exhibit 3.1 – Form of Series Designation with Rally Holdings as Asset Manager (8)

Exhibit 3.2 – Form of Series Designation with DomainX as Asset Manager (9)

Exhibit 3.3 – Form of Series Designation for Series Taxed as Partnerships (11)

Exhibit 4.1 – Form of Subscription Agreement (7)

Exhibit 6.1 – Form of Asset Management Agreement (2)

Exhibit 6.2 – Brokerage Agreement (13)

Exhibit 6.3 – Form of Purchase Agreement (2)

Exhibit 6.4 – Transfer Agent Agreement (6)

Exhibit 6.5 – NCPS PPEX ATS Company Agreement (4)

Exhibit 6.6 – Executing Broker Secondary Market Transactions Engagement Letter (4)

Exhibit 6.7 – Executing Broker Tools License Agreement (4)

Exhibit 6.8 – NCIT Software and Services License Agreement (4)

Exhibit 6.9 – Form of Asset Management Agreement with DomainX (10)

Exhibit 6.10 – Series #URL6 Purchase Option Agreement (9)

Exhibit 6.11 – Series #RAMSHEAD Purchase Option Agreement (14)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (3)

Exhibit 8.2 – Custodian Agreement with North Capital Private Securities Corporation (9)

(1)Previously included as an exhibit to the Company’s Draft Offering Statement on Form 1-A submitted to the Commission on May 6, 2021.

(2)Previously filed as an Exhibit to the Company’s Offering Statement 1 filed with the Commission on August 20, 2021.

(3)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement 1 filed with the Commission on November 24, 2021.

(4)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 1 to its Offering Statement 1 filed with the Commission on February 14, 2022.

(5)Previously filed as an Exhibit to the Company’s Annual Report on Form 1-K for the Fiscal Year Ended December 31, 2022, filed with the Commission on April 11, 2023.

(6)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 5 to its Offering Statement 1 filed with the Commission on April 14, 2023.

(7)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 6 to its Offering Statement 1 filed with the Commission on May 19, 2023.

(8)Previously filed as an Exhibit to the Company’s Semiannual Report on Form 1-SA filed with the Commission on September 18, 2023.

(9)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 9 to its Offering Statement 1 filed with the Commission on January 3, 2024.

(10)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 10 to its Offering Statement 1 filed with the Commission on February 9, 2024.

(11)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 13 to its Offering Statement 1 filed with the Commission on October 31, 2024.

(12)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 14 to its Offering Statement 1 filed with the Commission on December 3, 2024.

(13)Previously filed as an Exhibit to the Company’s Offering Statement 2 filed with the Commission on January 10, 2025

(14)Previously filed as an Exhibit to the Company’s Post Qualification Amendment No. 2 to its Offering Statement 2 filed with the Commission on March 13, 2025.

 III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE INNOVATION, LLC

By: RSE Innovation Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

Date: April 29, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	President, Chief Executive Officer and Director of RSE Markets, Inc. (Principal Executive Officer)	April 29, 2026
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	April 29, 2026

RSE INNOVATION MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	April 29, 2026

 III-1